Exhibit 99.1

For further information contact:
Douglas Dynamics, Inc.
Nathan Elwell
Vice President of Investor Relations
847-530-0249
investorrelations@douglasdynamics.com

DOUGLAS DYNAMICS REPORTS THIRD QUARTER 2025 RESULTS

Work Truck Solutions Continues to Deliver Record Results;

Raises 2025 Guidance Ranges

Third Quarter 2025 Highlights*:

●	Consolidated Net sales increased 25%
●	Earnings improvements across both segments
●	Solutions achieves another record quarter with Net sales and earnings growth of over 30%
●	Paid $0.295 per share cash dividend on September 30, 2025
●	Announced acquisition of Venco Venturo - highly-regarded provider of truck-mounted service cranes and dump hoists

*All comparisons are to third quarter 2024 financials, which included one-time gain of approximately $42.3 million from the sale leaseback transaction completed in September 2024.

November 3, 2025 — Milwaukee, Wisconsin — Douglas Dynamics, Inc. (NYSE: PLOW), North America’s premier manufacturer and upfitter of work truck attachments and equipment, today announced financial results for the third quarter ended September 30, 2025.

Mark Van Genderen, President, and CEO, noted, “Our strong performance this quarter reinforces the resilience of our business. Within our Solutions segment, the excellent performance from our team, combined with the municipal and commercial demand, delivered record third-quarter results. With our overall backlog still well above historical norms, we maintain a positive full-year outlook for our Solutions segment. In our Attachments segment, both our quarterly and year-to-date results show meaningful improvement over last year. In addition, pre-season orders ended in line with our forecast. We believe our operations remain well aligned with current market conditions, positioning us effectively as we head into winter.”

Consolidated Third Quarter 2025 Results

$ in millions (except Margins & EPS)	Q3 2025	Q3 2024
Net Sales	$162.1	$129.4
Gross Profit Margin	23.5%	23.9%

Income from Operations	$14.1	$45.9
Net Income	$8.0	$32.3
Diluted EPS	$0.33	$1.36

Adjusted EBITDA	$20.1	$15.3
Adjusted EBITDA Margin	12.4%	11.8%
Adjusted Net Income	$9.5	$5.9
Adjusted Diluted EPS	$0.40	$0.24

Douglas Dynamics – Third Quarter 2025

●

Net sales were $162.1 million, a 25.3% increase compared to the same period last year, primarily driven by higher demand partnered with improved throughput at Work Truck Solutions, and the timing of pre-season shipments at Work Truck Attachments.

●

Selling, general and administrative expenses were $22.5 million. This compares to $25.7 million in the third quarter of 2024, which included $5.2 million of costs associated with the sale leaseback transaction. The change this quarter, excluding the sale leaseback transaction costs, was driven by higher stock and incentive-based compensation on higher earnings, somewhat offset by lower CEO transition costs.

●	Net income for the third quarter of 2025 was $8.0 million. This compares to $32.3 million in the same period of the previous year, which included the gain on the sale-leaseback transaction.
●	Adjusted net income for the third quarter increased 61.6% to $9.5 million, when compared to $5.9 million for the third quarter of 2024.
●	Earnings per diluted share and Adjusted earnings per diluted share were $0.33 and $0.40, respectively.
●

Interest expense decreased 15.8% to $3.8 million for the third quarter 2025, when compared to the same period of 2024, due to lower interest on the term loan and revolver, partially offset by higher floor plan interest.

●	Adjusted EBITDA increased 31% to $20.1 million for the third quarter 2025, due to improved volumes, throughput, and efficiencies at Solutions and timing of preseason shipments at Attachments.

Work Truck Attachments Segment Third Quarter 2025 Results

$ in millions (except Adjusted EBITDA Margin)	Q3 2025	Q3 2024
Net Sales	$68.1	$60.2
Adjusted EBITDA	$10.5	$8.1
Adjusted EBITDA Margin	15.4%	13.5%

●	Net sales increased 13.0% to $68.1 million for the third quarter, based primarily on the timing of pre-season orders.
●	Adjusted EBITDA increased 28.5% to $10.5 million, due to the timing of pre-season orders and ongoing cost control measures.
●	The ratio of pre-season shipments in 2025 was a more typical 60:40 between the second and third quarters, versus the 65:35 split in 2024.

Work Truck Solutions Segment Third Quarter 2025 Results

$ in millions (except Adjusted EBITDA Margin)	Q3 2025	Q3 2024
Net Sales	$94.0	$69.1
Adjusted EBITDA	$9.6	$7.2
Adjusted EBITDA Margin	10.2%	10.4%

Douglas Dynamics – Third Quarter 2025

●	Work Truck Solutions produced record third quarter Net Sales and Adjusted EBITDA based on strong demand, higher throughput volumes, and solid performance across all operations.
●	Net Sales increased 36.0% to $94.0 million, including approximately $8.0 million of incremental chassis sales compared to same quarter last year.
●	Adjusted EBITDA increased 33.8% to $9.6 million due to the higher volumes, as well as improved efficiencies.

“Looking to the future, we are encouraged by our initial progress as we implement our Optimize, Expand, and Activate strategic pillars introduced earlier this year.” continued Van Genderen. “This includes the acquisition of Venco Venturo which we announced earlier today. Adding this highly respected provider of truck mounted cranes and dump hoists is a meaningful first step as we look to acquire complex attachments to diversify and balance our portfolio. We now have substantial projects underway across all three pillars and remain confident in our ability to execute effectively and deliver sustained impact in the years to come."

Dividend & Liquidity

●

On a year-to-date basis, Net cash used in operating activities decreased $12.0 million, or 36.2%, in 2025 compared to 2024. The improvement relates to improved earnings partially offset by an increase in accounts receivable.

●	Free cash flow for the nine months ended September 30, 2025 improved 21.4% to ($29.3) million compared to ($37.3) million in the corresponding period in 2024.
●

Total inventory was $138.7 million compared to $145.4 million in the same quarter last year. The Attachments segment significantly reduced its inventory over the past year, which was partially offset by a planned increase in chassis in the Solutions segment.

●

As expected, Capital Expenditures increased to $8.1 million for the quarter, and the company continues to expect total 2025 Capital Expenditures to be within the traditional range of 2% to 3% of Net Sales.

●	The leverage ratio at the end of the quarter was 1.9X, well within our stated goal range of 1.5X to 3.0X.
●	A quarterly cash dividend of $0.295 per share of the Company's common stock was paid on September 30, 2025, to stockholders of record on September 16, 2025.

2025 Outlook

Sarah Lauber, Executive Vice President, and CFO explained, “Our performance in the first nine months of 2025 has exceeded expectations, enabling us to raise our guidance ranges once again. Work Truck Solutions continues to deliver exceptional results, remaining on track to deliver improved full-year performance for the fourth consecutive year. At Work Truck Attachments, pre-season orders and dealer inventory levels are generally in line with our projections, and the team is well-prepared for the upcoming winter season.”

Douglas Dynamics – Third Quarter 2025

Updated 2025 Outlook

●	Net Sales are now expected to be between $635 million and $660 million, an increase when compared to the previous range of $630 million to $660 million.
●	Adjusted EBITDA is now predicted to range from $87 million to $102 million, an increase when compared to the previous range of $82 million to $97 million.
●	Adjusted Earnings Per Share are expected to be in the range of $1.85 per share to $2.25 per share, an increase when compared to the previous range of $1.65 per share to $2.15 per share.
●	The effective tax rate is still expected to be approximately 24% to 25%.

The 2025 outlook assumes relatively stable economic and supply chain conditions, and that core markets will experience average snowfall in the fourth quarter of 2025.

With respect to the Company’s 2025 guidance, the Company is not able to provide a reconciliation of the non-GAAP financial measures to GAAP because it does not provide specific guidance for the various extraordinary, nonrecurring, or unusual charges and other certain items. These items have not yet occurred, are out of the Company’s control and/or cannot be reasonably predicted. As a result, reconciliation of the non-GAAP guidance measures to GAAP is not available without unreasonable effort and the Company is unable to address the probable significance of the unavailable information.

Earnings Conference Call Information

The Company will host a conference call on Tuesday, November 4, 2025, at 10:00 a.m. Eastern Time (9:00 a.m. Central Time). To join the conference call, please dial 1-833-634-5024 domestically, or 1-412-902-4205 internationally.

The call will also be available via the Investor Relations section of the Company’s website at www.douglasdynamics.com. For those who cannot listen to the live broadcast, replays will be available for one week following the call.

About Douglas Dynamics

Home to the most trusted brands in the industry, Douglas Dynamics is North America’s premier manufacturer and up-fitter of commercial work truck attachments and equipment. For more than 75 years, the Company has been innovating products that not only enable people to perform their jobs more efficiently and effectively, but also enable businesses to increase profitability. Through its proprietary Douglas Dynamics Management System (DDMS), the Company is committed to continuous improvement aimed at consistently producing the highest quality products, at industry-leading levels of service and delivery that ultimately drive shareholder value. The Douglas Dynamics portfolio of products and services is separated into two segments: First, the Work Truck Attachments segment, which includes commercial snow and ice control equipment sold under the FISHER®, SNOWEX® and WESTERN® brands. Second, the Work Truck Solutions segment, which includes the up-fit of market leading attachments and storage solutions under the HENDERSON® brand, and the DEJANA® brand and its related sub-brands.

Use of Non-GAAP Financial Measures

This press release contains financial information calculated other than in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”). The non-GAAP measures used in this press release are Adjusted EBITDA, Adjusted Net Income and Adjusted Earnings Per Share, and Free Cash Flow. The Company believes that these non-GAAP measures are useful to investors and other external users of its consolidated financial statements in evaluating the Company’s operating performance as compared to that of other companies. Reconciliations of these non-GAAP measures to the nearest comparable GAAP measures can be found immediately following the Consolidated Statements of Cash Flows included in this press release.

Douglas Dynamics – Third Quarter 2025

Adjusted EBITDA represents net income before interest, taxes, depreciation, and amortization, as further adjusted for certain charges consisting of unrelated legal and consulting fees, stock-based compensation, severance, restructuring charges, CEO transition costs, debt modification expense, loss on extinguishment of debt, write downs of property, plant and equipment, insurance proceeds, gain on sale leaseback transaction and related transaction costs, and impairment charges. The Company uses Adjusted EBITDA in evaluating the Company’s operating performance because it provides the Company and its investors with additional tools to compare its operating performance on a consistent basis by removing the impact of certain items that management believes do not directly reflect the Company’s core operations. The Company’s management also uses Adjusted EBITDA for planning purposes, including the preparation of its annual operating budget and financial projections, and to evaluate the Company’s ability to make certain payments, including dividends, in compliance with its senior credit facilities, which is determined based on a calculation of “Consolidated Adjusted EBITDA” that is substantially similar to Adjusted EBITDA.

Adjusted Net Income and Adjusted Earnings Per Share (calculated on a diluted basis) represents net income and earnings per share (as defined by GAAP), excluding the impact of stock based compensation, severance, restructuring charges, CEO transition costs, debt modification expense, loss on extinguishment of debt, write downs of property, plant and equipment, insurance proceeds, gain on sale leaseback transaction and related transaction costs, impairment charges, certain charges related to unrelated legal fees and consulting fees, and adjustments on derivatives not classified as hedges, net of their income tax impact. Adjustments on derivatives not classified as hedges are non-cash and are related to overall financial market conditions; therefore, management believes such costs are unrelated to our business and are not representative of our results. Management believes that Adjusted Net Income and Adjusted Earnings Per Share are useful in assessing the Company’s financial performance by eliminating expenses and income that are not reflective of the underlying business performance.

Free Cash Flow is a non-GAAP financial measure that we define as net cash provided by (used in) operating activities less net cash used in investing activities. Free Cash Flow should be evaluated in addition to, and not considered a substitute for, other financial measures such as Net Income and Net Cash Provided By (Used in) Operating Activities. We believe that free cash flow represents our ability to generate additional cash flow from our business operations.

Douglas Dynamics – Third Quarter 2025

Forward Looking Statements

This press release contains certain forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. These statements include information relating to future events, future financial performance, strategies, expectations, competitive environment, regulation, product demand, the payment of dividends, and availability of financial resources. These statements are often identified by use of words such as "anticipate," "believe," "intend," "estimate," "expect," "continue," "should," "could," "may," "plan," "project," "predict," "will" and similar expressions and include references to assumptions and relate to our future prospects, developments, and business strategies.  Such statements involve known and unknown risks, uncertainties and other factors that could cause our actual results, performance, or achievements to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, weather conditions, particularly lack of or reduced levels of snowfall and the timing of such snowfall, our ability to manage general economic, business and geopolitical conditions, including the impacts of natural disasters, labor strikes, global political instability, adverse developments affecting the banking and financial services industries, pandemics and outbreaks of contagious diseases and other adverse public health developments, increases in the price of steel or other materials, including as a result of tariffs, necessary for the production of our products that cannot be passed on to our distributors, our inability to maintain good relationships with our distributors, our inability to maintain good relationships with the original equipment manufacturers with whom we currently do significant business, lack of available or favorable financing options for our end-users, distributors or customers, increases in the price of fuel or freight, a significant decline in economic conditions, the inability of our suppliers and original equipment manufacturer partners to meet our volume or quality requirements, inaccuracies in our estimates of future demand for our products, our inability to protect or continue to build our intellectual property portfolio, the effects of laws and regulations and their interpretations on our business and financial condition, including policy or regulatory changes related to climate change, our inability to develop new products or improve upon existing products in response to end-user needs, losses due to lawsuits arising out of personal injuries associated with our products, factors that could impact the future declaration and payment of dividends, or our ability to execute repurchases under our stock repurchase program, our inability to effectively manage the use of artificial intelligence, our inability to compete effectively against competition, our inability to successfully implement our new enterprise resource planning system at Dejana, our inability to achieve the projected financial performance with the assets of Venco Venturo, which we acquired in 2025 and unexpected costs or liabilities related to such acquisition, as well as those discussed in the section entitled “Risk Factors” in our annual report on Form 10-K for the year ended December 31, 2024 and any subsequent Form 10-Q filings. You should not place undue reliance on these forward-looking statements. In addition, the forward-looking statements in this release speak only as of the date hereof and we undertake no obligation, except as required by law, to update or release any revisions to any forward-looking statement, even if new information becomes available in the future.

Douglas Dynamics – Third Quarter 2025

Douglas Dynamics, Inc.

Consolidated Balance Sheets

(In thousands)

	September 30,	December 31,
	2025	2024
	(unaudited)	(unaudited)

Assets
Current assets:
Cash and cash equivalents	$10,645	$5,119
Accounts receivable, net	173,462	87,407
Inventories	138,743	137,034
Inventories - truck chassis floor plan	19,734	2,612
Prepaid and other current assets	5,952	6,053
Total current assets	348,536	238,225

Property, plant, and equipment, net	42,453	41,311
Goodwill	113,134	113,134
Other intangible assets, net	108,900	113,550
Operating lease - right of use asset	68,529	70,801
Non-qualified benefit plan assets	11,884	10,482
Other long-term assets	1,500	2,480
Total assets	$694,936	$589,983

Liabilities and stockholders' equity
Current liabilities:
Accounts payable	$40,017	$32,319
Accrued expenses and other current liabilities	32,898	26,182
Floor plan obligations	19,734	2,612
Operating lease liability - current	7,023	7,394
Income taxes payable	1,597	1,685
Short term borrowings	65,000	-
Current portion of long-term debt	7,416	-
Total current liabilities	173,685	70,192

Retiree benefits and deferred compensation	13,576	13,616
Deferred income taxes	30,231	24,574
Long-term debt, less current portion	136,930	146,679
Operating lease liability - noncurrent	59,480	64,785
Other long-term liabilities	5,707	5,922

Total stockholders' equity	275,327	264,215
Total liabilities and stockholders' equity	$694,936	$589,983

Douglas Dynamics – Third Quarter 2025

Douglas Dynamics, Inc.

Consolidated Statements of Income

(In thousands, except share and per share data)

	Three Month Period Ended		Nine Month Period Ended
	September 30, 2025	September 30, 2024	September 30, 2025	September 30, 2024
	(unaudited)		(unaudited)

Net sales	$162,121	$129,398	$471,515	$424,955
Cost of sales	124,014	98,523	344,973	313,857
Gross profit	38,107	30,875	126,542	111,098

Selling, general, and administrative expense	22,473	25,688	67,611	70,546
Impairment charges	-	-	-	1,224
Gain on sale leaseback transaction	-	(42,298)	-	(42,298)
Intangibles amortization	1,550	1,630	4,650	5,890

Income from operations	14,084	45,855	54,281	75,736

Interest expense, net	(3,762)	(4,469)	(9,119)	(12,116)
Debt modification expense	-	-	(176)	-
Loss on extinguishment of debt	-	-	(156)	-
Other income	90	354	217	304
Income before taxes	10,412	41,740	45,047	63,924

Income tax expense	2,452	9,482	10,985	15,680

Net income	$7,960	$32,258	$34,062	$48,244

Weighted average number of common shares outstanding:
Basic	23,040,878	23,094,047	23,097,566	23,065,924
Diluted	23,570,707	23,577,883	23,635,539	23,476,039

Earnings per share:
Basic earnings per common share attributable to common shareholders	$0.34	$1.37	$1.44	$2.05
Earnings per common share assuming dilution attributable to common shareholders	$0.33	$1.36	$1.42	$2.04
Cash dividends declared and paid per share	$0.30	$0.30	$0.89	$0.89

Douglas Dynamics – Third Quarter 2025

Douglas Dynamics, Inc.
Consolidated Statements of Cash Flows
(In thousands)

	Nine Month Period Ended
	September 30, 2025	September 30, 2024
	(unaudited)

Operating activities
Net income	$34,062	$48,244
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation and amortization	11,474	14,029
Loss on disposal of fixed asset	--	347
Amortization of deferred financing costs and debt discount	382	526
Gain on sale leaseback transaction	--	(42,298)
Debt modification expense	176	--
Loss on extinguishment of debt	156	--
Stock-based compensation	5,223	3,627
Adjustments on derivatives not designated as hedges	--	(287)
Provision for losses on accounts receivable	122	527
Deferred income taxes	5,657	(2,485)
Impairment charges	--	1,224
Non-cash lease expense	6,228	4,264
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable	(86,177)	(69,863)
Inventories	(1,709)	(4,972)
Prepaid assets, refundable income taxes paid and other assets	(1,007)	(1,071)
Accounts payable	7,788	4,355
Accrued expenses and other current liabilities	6,541	9,114
Benefit obligations, long-term liabilities and other	(10,153)	1,446
Net cash used in operating activities	(21,237)	(33,273)

Investing activities
Capital expenditures	(8,055)	(3,982)
Proceeds from sale leaseback transaction	--	64,150
Proceeds from insurance recoveries	--	366
Net cash provided by (used in) investing activities	(8,055)	60,534

Financing activities
Repurchase of common stock	(6,000)	--
Shares withheld on restricted stock vesting paid for employees’ taxes	(161)	--
Payments of financing costs	(293)	(279)
Borrowings on long-term debt	148,770	--
Payments on life insurance policy loans	(119)	(204)
Dividends paid	(20,941)	(20,521)
Net revolver borrowings	65,000	20,000
Repayment of long-term debt	(151,438)	(42,000)
Net cash provided by (used in) financing activities	34,818	(43,004)
Change in cash and cash equivalents	5,526	(15,743)
Cash and cash equivalents at beginning of period	5,119	24,156
Cash and cash equivalents at end of period	$10,645	$8,413

Non-cash operating and financing activities
Truck chassis inventory acquired through floorplan obligations	$19,249	$5,637

Douglas Dynamics – Third Quarter 2025

Douglas Dynamics, Inc.
Segment Disclosures (unaudited)
(In thousands)

	Three Months Ended September 30, 2025	Three Months Ended September 30, 2024	Nine Months Ended September 30, 2025	Nine Months Ended September 30, 2024

Work Truck Attachments
Net Sales	$68,097	$60,249	$212,668	$202,226
Adjusted EBITDA	$10,461	$8,139	$42,358	$39,463
Adjusted EBITDA Margin	15.4%	13.5%	19.9%	19.5%

Work Truck Solutions
Net Sales	$94,024	$69,149	$258,847	$222,729
Adjusted EBITDA	$9,624	$7,192	$29,775	$21,097
Adjusted EBITDA Margin	10.2%	10.4%	11.5%	9.5%

Douglas Dynamics, Inc.

Free Cash Flow reconciliation (unaudited)

(In thousands)

	Three month period ended September 30,		Nine month period ended September 30,
	2025	2024	2025	2024

Net cash used in operating activities	$(8,516)	$(14,159)	$(21,237)	$(33,273)
Acquisition of property and equipment	(2,929)	(1,231)	(8,055)	(3,982)
Free cash flow	$(11,445)	$(15,390)	$(29,292)	$(37,255)

Douglas Dynamics – Third Quarter 2025

Douglas Dynamics, Inc.

Net Income to Adjusted EBITDA reconciliation (unaudited)

(In thousands)

	Three month period ended September 30,		Nine month period ended September 30,
	2025	2024	2025	2024

Net income	$7,960	$32,258	$34,062	$48,244

Interest expense - net	3,762	4,469	9,119	12,116
Income tax expense	2,452	9,482	10,985	15,680
Depreciation expense	2,275	2,647	6,824	8,139
Intangibles amortization	1,550	1,630	4,650	5,890
EBITDA	17,999	50,486	65,640	90,069

Stock-based compensation	1,519	794	5,223	3,627
Debt modification expense	-	-	176	-
Loss on extinguishment of debt	-	-	156	-
Impairment charges (1)	-	-	-	1,224
Gain on sale leaseback transaction	-	(42,298)	-	(42,298)
Sale leaseback transaction fees	-	5,257	-	5,257
Restructuring and severance costs	-	417	-	1,819
Other charges (2)	567	675	938	862
Adjusted EBITDA	$20,085	$15,331	$72,133	$60,560

(1)	Reflects impairment charges taken on certain internally developed software in the nine months ended September 30, 2024.
(2)	Reflects unrelated legal, severance, restructuring and consulting fees, insurance proceeds, CEO transition costs, and write downs of property, plant and equipment for the periods presented.

Douglas Dynamics – Third Quarter 2025

Douglas Dynamics, Inc.

Reconciliation of Net Income to Adjusted Net Income (unaudited)

(In thousands, except share and per share data)

	Three month period ended September 30,		Nine month period ended September 30,
	2025	2024	2025	2024

Net income	$7,960	$32,258	$34,062	$48,244
Adjustments:
Stock based compensation	1,519	794	5,223	3,627
Debt modification expense	-	-	176	-
Loss on extinguishment of debt	-	-	156	-
Impairment charges (1)	-	-	-	1,224
Gain on sale leaseback transaction	-	(42,298)	-	(42,298)
Sale leaseback transaction fees	-	5,257	-	5,257
Restructuring and severance costs	-	417	-	1,819
Adjustments on derivative not classified as hedge (2)	-	-	-	(287)
Other charges (3)	567	675	938	862
Tax effect on adjustments	(522)	8,789	(1,623)	7,449
Adjusted net income	$9,524	$5,892	$38,932	$25,897

Weighted average basic common shares outstanding	23,040,878	23,094,047	23,097,566	23,065,924
Weighted average common shares outstanding assuming dilution	23,570,707	23,577,883	23,635,539	23,476,039

Adjusted earnings per common share - dilutive	$0.40	$0.24	$1.63	$1.09

GAAP diluted earnings per share	$0.33	$1.36	$1.42	$2.04
Adjustments net of income taxes:

Stock based compensation	0.05	0.02	0.16	0.11
Debt modification expense	-	-	0.01	-
Loss on extinguishment of debt	-	-	0.01	-
Impairment charges (1)	-	-	-	0.04
Gain on sale leaseback transaction	-	(1.34)	-	(1.35)
Sale leaseback transaction fees	-	0.17	-	0.17
Restructuring and severance costs	-	0.01	-	0.06
Adjustments on derivative not classified as hedge (2)	-	-	-	(0.01)
Other charges (3)	0.02	0.02	0.03	0.03

Adjusted diluted earnings per share	$0.40	$0.24	$1.63	$1.09

(1)	Reflects impairment charges taken on certain internally developed software in the nine months ended September 30, 2024.
(2)	Reflects non-cash mark-to-market and amortization adjustments on an interest rate swap not classified as a hedge for the periods presented.
(3)	Reflects unrelated legal, severance, restructuring and consulting fees, insurance proceeds, CEO transition costs, and write downs of property, plant and equipment for the periods presented.